Exhibit 99.1

Treaty Energy Acquires Oil & Gas Company

HOUSTON, TX--Apr 1, 2011 -- Treaty Energy Corporation (OTCBB: TECO) today announced it has purchased C&C Petroleum Management LLC, an Indiana company, with oil and gas properties in the Fertile Texas 7B Oil District.

The Texas District 7B was home to many of the early Texas boom town oil fields and has a rich and storied history.  Millions of barrels of crude have been pumped out of the Ranger, Eastland and Cisco fields during the 1920’s and 1930’s.  Many wells “blew in” at 20, 30 and 40 thousand barrels of oil per day.  These fields produce the famed West Texas Intermediate Crude (WTI) which is the benchmark for Worldwide Trading.  Last month, ending March 25th, WTI averaged $101.86 per barrel including a buyers premium of $2.00 per barrel.

Treaty’s acquisition includes the three leases identified in the following list, all equipment, and oil in tanks.

C & C Petroleum - Asset List:

Texas Leases and Equipment

HENDERSON LEASE – 40 Acres
8 - Fully equipped wells (equipped means fully functioning with all hardware)
2 – 200 BBL Oil Tanks
2 – 200 BBL Water Tanks
2 – Injection Wells
1 – Vertical pass thru oil/water separator
1 – Hydraulic Pumping Unit & Water Injection Station

Lines are run for vacuum pump, if needed

Room to Drill 6 Additional Wells

Approximately 40 BBL of Oil in the Tank

LONG LEASE – 37.5 Acres
7 – Fully equipped wells (equipped means fully functioning with all hardware)
2 – 100 BBL Oil Tanks
1 – 100 BBL Oil Tanks (green fiberglass)
2 – Injection Wells
1 – Vertical pass thru oil/water separators
1 – Hydraulic Pumping Unit & Water Injection Station
1 – Fully functioning water well

Room to Drill 6 Additional Wells

Approximately 90 BBL of Oil in the Tank

BARNES LEASE – 80 Acres
6 – Fully equipped wells (equipped means fully functioning with all hardware)
2 – 200 BBL Oil Tanks
1 – 210 BBL water Tank (green fiberglass)
1 – Horizontal pass thru oil/water separator

1 – Functioning Oil Mine Shaft
Mine Shaft = a man made shaft with 15 lateral legs

Room to Drill 10 Additional Wells

Approximately 200 BBL of Oil in the Tank

These leases have been under evaluation over the last three months.  They have 21 fully functional oil wells and one “Oil Mine” with 15 horizontal legs.  This Oil Mine was the predecessor to today’s modern horizontal or directional drilling technology.

Treaty has ‘infinite depth’ drilling rights on all three leases, and the current wells are producing 10 to 15 barrels of oil per day from the shallowest of the three pay zones.  In time new wells will be drilled in all three pay zones for potentially significant increases in production.

Stephen York, the principal owner of C & C Petroleum, will join Treaty Energy as Vice President of Acquisitions and Operations for the State of Texas and will oversee operation of the drilling process in Belize, which is set to commence in May 2011.  Mr. York’s “Bio” appears at the end of this news release.

Mr. York will start a 30-day process to upgrade and improve equipment on all three leases on Monday, April 4th.  During the 30 day period the following will happen:

1.	Install new timers on each well
2.	Make minor repairs including changing belts, changing bridles, install 3 new electric motors, etc.
3.	Start the water flood using existing injector wells to re-pressurize the zone.
4.	Install “Treaty Energy” name and logo on all Tanks, pumps and related equipment.

Expected production after the above has been completed is expected to average 20 to 30 BBLS per day excluding the Oil Mine which will take longer to workover.  Current production on the Oil Mine is 6 – 8 BBLS per day.

During the second 30-day period the following will happen:

1.	Replace 2 older Tanks on LONG LEASE with new 210 barrel holding tanks.
2.	Survey and stake new drilling locations for an estimated 22 new wells.
3.	Evaluate and fine tune water flood.
4.	Drill one new well on each lease to evaluate potential.

Initial flush production on the new wells are expected to range between 12 – 24 barrels of oil per day per well.

Once the first new wells have been evaluated Treaty will drill up the remaining wells sites.

Andrew Reid, CEO of Treaty Energy Corporation, stated, “I am extremely pleased to add this new company and it’s producing assets to Treaty Energy which will fit nicely with its other assets in Belize and Kansas.”

Mr. Reid stated further, “The addition of Stephen York as Treaty’s Vice President of Acquisitions and Operations is a huge plus for our Company and shareholders.  We believe that Mr. York will greatly enhance Treaty’s growth in Texas and other areas of the world.”

Bio – Stephen L. York:

Mr. York is currently procuring existing oil and gas well leases for small investors and companies; specializing in securing mismanaged or short sale properties.  Steve is a multi-degreed business professional; possessing a degree in Chemistry and Physics from The University of Texas – Pan American with emphasis on oil field applications and challenges.  Additionally, Steve has his business degree from Austin College.

Mr. York has over thirty years of experience in many facets of the petroleum industry and interfaces easily with field and corporate executive personnel.  Steve’s experience includes drilling, string design, oil field operations, oil production and recovery, secondary and tertiary recovery, well fracturing, well completion, acquisitions, drilling and operation budgets / forecasts, and management.

Steve has worked or consulted with many major oil and gas entities, specifically petroleum production (Chevron, Occidental Petroleum, etc.) and service companies (Dresser Industries, Halliburton, Western, etc.).  Additionally, Steve has drilled, serviced, and managed over 3000 oil and gas wells during the course of his career, and assisted in the integration of hundreds of millions of dollars in oil and gas properties for his clients and employers.  Steve has extensive training in secondary and tertiary oil filed recovery.  Also, he has training in steam downhole reclamation of heavy crude.  Mr. York’s specialty is problem solving in field applications.

Steve has extensive domestic and international oilfield contacts.  These invaluable relationships include many individuals in the petroleum industry from field personnel to upper management at major oil companies.

Steve’s current focus is prospecting for, acquiring, managing and revamping distressed and under-performing oil and gas producing leases with upside which results in considerable ROI.

About Treaty Energy Corporation
Treaty is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition.  These properties are not strategic to large exploration-oriented oil and gas companies.  This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.  For more information go to: www.treatyenergy.com

Forward-Looking Statements:
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.